Exhibit (g)(1)(ii)

Date: March 23, 2015

Mr. Brock Hill

Senior Vice President

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Re:	Addition of New Fund to Premier Multi Series VIT

Reference is made to the Custody and Investment Accounting Agreement between us dated as of August 24, 2012 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the fund changes listed below.

Addition:

RCM Dynamic Multi-Asset Plus VIT Portfolio (“New Portfolio”)

In accordance with the Additional Portfolios provisions of Section 31 of the Agreement, we request that you act as the custodian to the New Portfolio. A revised Appendix A to the Agreement is attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of this letter, retaining one copy for your records and returning one to my attention.

Very truly yours,

Premier Multi Series VIT

By:	/s/ Lawrence Altadonna
Name: Lawrence Altadonna
Title: Treasurer

Accepted:

State Street Bank and Trust Company

By:	/s/ Brock Hill
Name: Brock Hill
Title: Senior Vice President

Allianz Global Investors Fund Management LLC

1633 Broadway

New York, NY 10019

212.739.3000

Appendix A

Revised as of March 5, 2015

NFJ Dividend Value Portfolio

RCM Dynamic Multi-Asset Plus VIT Portfolio